Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-163159) and Form S-8 (File No. 333-163160), of Interclick, Inc. and Subsidiary of our report dated March 19, 2009 with respect to the consolidated financial statements of Interclick, Inc. and Subsidiary as of and for the year ended December 31, 2008 included in this Annual Report on Form 10-K for the year ended December 31, 2009 and to the reference to our firm under the heading “Experts” in the prospectus on the Form S-3.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 31, 2010